EXHIBIT 99.1
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST
TAKES TITLE TO SIX PROPERTIES IN FORECLOSURE ACTIONS

Great Neck, New York - July 7, 2008 - BRT REALTY TRUST (NYSE:BRT) today announced that it has taken title to six multi-family residential properties located in Tennessee in foreclosure actions commenced by it against borrowing entities controlled by one individual. These properties, which have an aggregate of 788 units, secured first mortgage loans with an aggregate principal balance of $36.5 million.

Jeffrey A. Gould, President and Chief Executive Officer of BRT, stated that BRT took title to the properties approximately one month after the commencement of the foreclosure actions. Mr. Gould noted that BRT will explore its options with respect to these properties, including the sale of one or more of these properties. While BRT owns these properties, it will seek to rent unoccupied units and make improvements in order to increase rental income and maximize the sale value of these properties.

BRT previously announced on June 3, 2008 that it would be commencing foreclosure actions with respect to these six properties.

BRT REALTY TRUST is a mortgage-oriented real estate investment Trust.

Certain information contained herein, including with respect to foreclosure activities and our ability to operate effectively the properties acquired in connection therewith, is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. BRT intends such forward looking statements, and others contained herein, to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “will”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions or variations thereof. Forward looking statements, including, with respect to non-performing loans, foreclosure activities and our ability to operate profitably any properties acquired in connection therewith, involve known and unknown risks, uncertainties and other factors, some of which, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements.

Contact: Simeon Brinberg - (516) 466-3100